EXHIBIT 10(iii)A

ACUITY BRANDS, INC.

SEVERANCE AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into as of this              day of January, 2004, by and between ACUITY BRANDS, INC., a Delaware corporation (the “Company”), and James H. Heagle (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is a key employee of the Company and an integral part of the Company’s management; and

WHEREAS, the Company desires to provide the Executive with certain benefits if the Executive’s employment is terminated involuntarily under certain circumstances; and

WHEREAS, the Company and the Executive have determined that it is in their mutual best interests to enter into this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	TERM OF AGREEMENT.

Unless earlier terminated as hereinafter provided, this Agreement shall commence on the date hereof and shall extend through July 15, 2010. This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain terminations of employment as provided below.

As of the date hereof, this Agreement is intended to, and shall, supersede and replace in their entirety the severance benefits provided under that Acuity Brands, Inc. Severance Agreement between the Company and Executive effective as of June 25, 2003, which superseded that Employment Letter Agreement between National Services Industries, Inc. and Executive, dated March 28, 2000, as assumed by the Company pursuant to that Assumption Letter dated November 28, 2001.

2.	DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below:

2.1 “Board” or “Board of Directors”—The Board of Directors of Acuity Brands, Inc., or its successor.

2.2 “Cause”—The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

(a) If termination shall have been the result of an act or acts by the Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

(b) If termination shall have been the result of an act or acts by the Executive which are in the good faith judgment of the Company deemed to be in violation of law or of written policies of the Company and which result in material injury to the Company;

(c) If termination shall have been the result of an act or acts of dishonesty by the Executive resulting or intended to result directly or indirectly in gain or personal enrichment to the Executive at the expense of the Company; or

(d) Upon the continued failure by the Executive substantially to perform the duties reasonably assigned to Executive given Executive’s training and experience (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance of such duties is delivered by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and such failure results in material injury to the Company.

2.3 “Company”—Acuity Brands, Inc., a Delaware corporation, or any successor to its business and/or assets.

2.4 “Date of Termination”—The date specified in the Notice of Termination (which may be immediate) as the date upon which the Executive’s employment with the Company is to cease.

2.5 “Disability”—Disability shall have the meaning ascribed to such term in the Company’s long-term disability plan covering the Executive, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

2.6 “Notice of Termination”—A written notice from one party to the other party specifying the Date of Termination and setting forth in reasonable detail the facts and circumstances relating to the basis for termination of Executive’s employment.

2.7 “Severance Period”—A period equal to the lesser of (i) forty-eight (48) months from the Executive’s Date of Termination; (ii) the number of months (rounded to the nearest month) from the Executive’s Date of Termination through the date when Executive secures a comparable position with another employer at a base salary of at least $200,000 per year; or (iii) the number of months (rounded to the nearest month) from the Executive’s Date of Termination until the date he attains age 65; provided, however, that the Severance Period shall in no event be less than six (6) months.

2.8 “Severance Protection Agreement”—An agreement between Executive and the Company providing for the payment of compensation and benefits to Executive in the event of Executive’s termination of employment under certain circumstances following a “change in control” of the Company (as defined in such agreement).

3.	SCOPE OF AGREEMENT.

This Agreement provides for the payment of compensation and benefits to Executive in the event his employment is involuntarily terminated by the Company without Cause. If Executive is terminated by the Company for Cause, dies, incurs a Disability or voluntarily terminates employment, this Agreement shall terminate, and Executive shall be entitled to no payments of compensation or benefits pursuant to the terms of this Agreement; provided that in such events, Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement, deferred compensation, or other plan or program maintained by the Company.

If, as a result of Executive’s termination of employment, Executive becomes entitled to compensation and benefits under this Agreement and under a Severance Protection Agreement, Executive shall be entitled to receive benefits under whichever agreement provides Executive the greater aggregate compensation and benefits (and not under the other agreement) and there shall be no duplication of benefits.

4.	BENEFITS UPON INVOLUNTARY TERMINATION WITHOUT CAUSE BY THE COMPANY.

If Executive’s employment is involuntarily terminated by the Company during the term of this Agreement without Cause (and such termination does not arise as a result of Executive’s death or Disability), the Executive shall be entitled to the compensation and benefits described below, provided that Executive, as described in Section 4.7, executes a valid release of claims in such form as may be required by the Company. In the event Executive is terminated without Cause, the Compensation Committee of the Board of Directors may, in its discretion and to provide equitable treatment, grant benefits to Executive in addition to those provided below in circumstances where Executive suffers a diminution of projected benefits as a result of Executive’s termination prior to attainment of age 65, including without limitation, additional retirement benefits and acceleration of long-term incentive awards.

4.1 Severance Salary. If Executive is terminated without Cause, the Company shall pay Executive a severance salary (“Severance Salary”), payable on a monthly basis, beginning within fifteen (15) days of Executive’s Date of Termination and continuing for the entire Severance Period (as defined in Section 2.7 above) in accordance with the following payment schedule, to the extent applicable:

Period Following Date of Termination	Annualized Payment (In Monthly Installments)
12 months	$350,000
13-24 months	$275,000
25-36 months	$200,000
37-48 months	$100,000

4.2 Annual Bonus. Executive shall be paid a bonus in an amount equal to the greater of (i) the annual incentive bonus that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Termination occurs under the Company’s annual incentive plan (“Incentive Plan”), assuming the target level(s) of performance had been met for such fiscal year, multiplied by a fraction (the “Pro Rata Fraction”), the numerator of which is the number of days that have elapsed in the then current fiscal year through Executive’s Date of Termination and the denominator of which is 365, or (ii) the annual incentive bonus that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Termination occurs under the Incentive Plan based upon the Company’s actual performance for such fiscal year, multiplied by the Pro Rata Fraction. The bonus amount determined pursuant to Section 4.2(i) shall be paid to Executive within ten (10) days of Executive’s Date of Termination and any additional amount payable pursuant to Section 4.2(ii) shall be payable at the same time as bonuses are payable to other executives under the Incentive Plan.

4.3 Restricted Stock. Any Restricted Stock granted to Executive under the Acuity Brands, Inc. Long-Term Incentive Plan (“LTIP”) for which the specific performance targets have been achieved and a Vesting Start Date (as defined in the agreement granting the Restricted Stock to Executive, the “Restricted Stock Agreement”) has been established as of Executive’s Date of Termination shall become fully vested and nonforfeitable as of Executive’s Date of Termination and subject to the proviso at the end of this sentence, all Restricted Stock for which a Vesting Start Date has not been established shall be immediately forfeited; provided, that if the Restricted Stock Agreement granting the Restricted Stock to Executive provides for more favorable continued vesting after Executive’s Date of Termination, the provisions of such Restricted Stock Agreement shall apply to the vesting of Executive’s Restricted Stock after Executive’s termination. The Vested Value (as defined in the Restricted Stock Agreement) of the shares of Restricted Stock vesting pursuant to this Section 4.3 shall be delivered to Executive in the manner provided in Section 2.2 of the Restricted Stock Agreement within ten (10) days of Executive’s Date of Termination, using Executive’s Date of Termination as the date for determining the Vested Value.

4.4 Health Care, Life Insurance and Long-Term Disability Coverages. The health care (including dental and vision coverage, if applicable), term life insurance and long-term disability coverages provided to Executive at his Date of Termination shall be continued at the same level as for active executives and in the same manner as if his employment had not terminated, beginning on the Date of Termination and ending on the last day of the Severance Period. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance or, at Executive’s election, may be deducted from his Severance Salary payments under Section 4.1. If the terms of any benefit plan referred to in this Section, or the laws applicable to such plan do not permit continued participation by Executive, then the Company will arrange for other coverage(s) satisfactory to Executive at Company’s expense which provides substantially similar benefits or, at Executive’s election, will pay Executive a lump sum amount equal to the annual costs of such coverage(s) for the Severance Period. Each benefit provided under this Section 4.2 shall cease if Executive obtains other employment and, as a result of such employment, such benefit is available.

4.5 Outplacement Services. Executive will be provided with customary outplacement services by an outplacement firm selected by the Company for the Severance Period, provided that the Company’s total cost for such services shall not exceed an amount equal to ten percent (10%) of Executive’s Severance Salary for the period during which such Severance Salary is paid.

4.6 Other Benefits. Except as expressly provided herein, all other fringe benefits provided to Executive as an active employee of the Company (e.g., 401(k) plan, AD&D, car allowance, club dues, etc.), shall cease on his Date of Termination, provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at his Date of Termination or when such coverages otherwise cease at the end of the Severance Period. Except as expressly provided herein, for all other plans sponsored by the Company, the Executive’s employment shall be treated as terminated on his Date of Termination and Executive’s right to benefits shall be determined under the terms of such plans; provided, however, in no event will Executive be entitled to severance payments or benefits under any other severance plan, policy, program or agreement of the Company, except to the extent Executive is covered by a Severance Protection Agreement related to a change in control of the Company.

4.7 Release of Claims. To be entitled to any of the compensation and benefits described above in this Section 4, Executive shall sign a release of claims substantially in the form attached hereto as Exhibit A. No payments shall be made under this Section 4 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release. If the release is not properly executed by the Executive and delivered to the Company within the reasonable time periods specified in the release, the Company’s obligations under this Section 4 will terminate.

5.	CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.

5.1 Purpose and Reasonableness of Provisions. Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Trade Secrets and Confidential Information which could be used by Executive on behalf of a competitor of the Company or other person to the Company’s substantial detriment. Moreover, the parties recognize that Executive during the course of his employment with the Company may develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section 5 and in Exhibit B hereto are reasonably necessary to protect the Company’s legitimate business interests and good will.

5.2 Trade Secrets and Confidential Information. Executive agrees that he shall protect the Company’s Trade Secrets (as defined in Section 5.10(b) below) and Confidential Information (as defined in Section 5.10(a) below) and shall not disclose to any Person, or otherwise use or disseminate, except in connection with the performance of his duties for the Company, any Trade Secrets or Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive’s obligations under this Section 5.2 shall apply during his employment and after his termination of employment, and shall survive any expiration or termination of this Agreement, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the then-serving Chief Executive Officer of the Company. Executive’s post-employment obligations of confidentiality under this Section 5.2 shall commence on Executive’s Date of Termination and shall continue (a) with respect to Trade Secret information (as defined in Section 5.10(b) below), at all such times thereafter as it so qualifies, and (b) with respect to Confidential Information (as defined in Section 5.10(a) below), for a period of two (2) years after Executive’s Date of Termination.

The Executive, during employment with the Company, will not offer, disclose or use on Executive’s own behalf or on behalf of the Company, any information Executive received prior to employment by the Company, which was supplied to Executive confidentially or which Executive should reasonably know to be confidential, to any persons, organization or entity other than the Company without the written approval of such person, organization or entity.

5.3 Return of Property. Upon the termination of his employment with the Company, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including all such data and documents in electronic form) supplied to or created by Executive in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company’s equipment and other materials in his possession or control. Executive’s obligations under this Section 5.3 shall survive any expiration or termination of this Agreement.

5.4 Inventions. The Executive does hereby assign to the Company the entire right, title and interest in any Invention that is made and/or conceived, either solely or jointly with others, during Executive’s employment with the Company. The Executive agrees to promptly disclose to the Company all such Inventions. The Executive will, if requested, promptly execute and deliver to the Company a specific assignment of title for an Invention and will, at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.

5.5 Non-Competition. The Executive agrees that while employed by the Company and for a period equal to eighteen (18) months thereafter, but only for such period as Severance Salary is paid to Executive under Section 4.1 hereto, Executive shall comply with the non-competition restrictions attached hereto as Exhibit B. The parties hereto recognize that Executive may experience periodic material changes in his job title and/or to the principal duties, responsibilities or services that he is called upon to perform on the behalf of the Company. If Executive experiences such a material job change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit B hereto reflecting such material change. Moreover, in the event of any material change in corporate organization on the part of the Direct Competitors set forth in Exhibit B hereto, the parties agree to amend Exhibit B, as necessary, at the Company’s request, in order to reflect such change. Upon execution, any such written modification to Exhibit B shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit B hereto, as applicable.

5.6 Non-Solicitation of Customers/Suppliers. The Executive agrees that during the course of employment with the Company, and for a period equal to eighteen (18) months thereafter, but only for such period as Severance Salary is paid to Executive under Section 4.1 hereto, the Executive will not directly or indirectly (i) divert or attempt to divert any person, concern or entity which is furnished products or services by the Company from doing business with the Company or otherwise change its relationship with the Company; or (ii) induce or attempt to induce any customer, supplier or service provider to cease being a customer, supplier or service provider of the Company or to otherwise change its relationship with the Company.

5.7 Non-Solicitation of Employees. The Executive agrees that during the course of employment with the Company, and for a period equal to eighteen (18) months thereafter, but only for such period as Severance Salary is paid to Executive under Section 4.1 hereto, the Executive shall not, directly or indirectly, whether on behalf of the Executive or others, solicit, lure or attempt to hire away any of the employees of the Company with whom the Executive interacted while employed with the Company.

5.8 Injunctive Relief. Executive acknowledges that if he breaches or threatens to breach any of the provisions of this Section 5, his actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Section 5, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company may have. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreements under this Section 5.

5.9 Provisions Severable. If any provision in this Section 5 and/or Exhibit B hereto is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provisions of this Agreement, but such other provisions shall remain in full force and effect. Each and every provision, paragraph and subparagraph of this Section 5, including Exhibit B hereto, is severable from the other provisions, paragraphs and subparagraphs and constitutes a separate and distinct covenant.

5.10 Definitions. For purposes of this Section 5, the following definitions shall apply:

(a) “Confidential Information” means any and all information regarding the business or affairs of the Company not generally known, including information relating to research and development, operating systems, purchasing, accounting, engineering, customers, marketing, manufacturing, suppliers, service providers, merchandising, selling, leasing, servicing, finance and business systems and techniques, information concerning customers of the Company and their systems and applications. All information disclosed to Executive, or to which Executive obtains access, whether originated by Executive or by others, during the period of Executive’s employment, which Executive has reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

(b) “Trade Secrets” means information, without regard to form, relating to the Company’s business which is not commonly known by or available to the public and which derives economic value, actual or potential, from not being generally known to other persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers.

(c) “Inventions” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and (i) which relate directly to the business of the Company or (ii) which result from any work performed by Executive or by Executive’s fellow employees for the Company or (iii) for which equipment, supplies, facility, Confidential Information or Trade Secrets of the Company are used, or (iv) which is developed on the Company’s time.

6.	MISCELLANEOUS.

6.1 Mitigation; Offset of Severance Salary. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this

Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after the Date of Termination or otherwise, except as provided in Section 4.4 with respect to benefits coverages; provided, however, that, notwithstanding the foregoing, beginning eighteen (18) months from Executive’s Date of Termination, the amount of any Severance Salary paid by the Company shall be offset by the amount of any base salary earned by Executive as a result of any new employment Executive may obtain, unless the Chief Executive Officer of the Company, upon receipt of a written request from Executive, shall provide express written permission to the contrary concerning the timing and/or amount of any such offset of Severance Salary.

6.2 Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.

6.3 Successors; Binding Agreement.

(a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or who acquires the stock of the Company, to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given either when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Company:     Acuity Brands, Inc.

  Attention: General Counsel

  1170 Peachtree Street, Suite 2400

  Atlanta, Georgia 30309

If to the Executive:    To his last known address on file with the Company

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

6.5 Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

6.6 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6.7 Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

6.8 Governing Law. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.

6.9 Pronouns; Including. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

6.10 Disputes; Legal Fees; Indemnification.

(a) Disputes. All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Compensation Committee of the Board. Any denial by the Compensation Committee of a claim for benefits under this Agreement shall be provided in writing to Executive within 30 days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Compensation Committee shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to appeal in writing to the Board of Directors a decision of the Compensation Committee within sixty (60) days after notification by the Compensation Committee that Executive’s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fulton County, Georgia, in accordance with the rules of the American Arbitration Association then in effect for commercial arbitrations. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b) Legal Fees. If the Company involuntarily terminates Executive without Cause, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful to a significant extent in obtaining or enforcing any such rights or benefits through settlement, mediation, arbitration or otherwise, the Company shall promptly pay Executive’s reasonable legal fees and expenses and related costs incurred in enforcing this Agreement, including, without limitation, attorneys’ fees and expenses, experts’ fees and expenses, and investigative fees. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

6.11 Entire Agreement. This Agreement, together with the exhibits hereto, constitutes the entire understanding between the parties with respect to the subject matter set forth herein and supersedes any and all prior communications, agreements and understandings, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:

James H. Heagle

ACUITY BRANDS, INC.

By:

EXHIBIT A

TO ACUITY BRANDS, INC. SEVERANCE AGREEMENT

RELEASE OF CLAIMS

The undersigned, an Executive of Acuity Brands, Inc. (the “Company”), having entered into that certain Acuity Brands, Inc. Severance Agreement (the “Agreement”) dated                              , 20    , which Agreement is expressly incorporated herein by reference, hereby enters into the following Release of Claims effective as of the date listed below. Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Agreement. This Release must be executed and returned to the General Counsel of the Company, without modification, within ten (10) days of the date of Executive’s Date of Termination in order for Executive to receive any of the compensation and benefits set forth in Section 4 of the Agreement.

For the consideration set forth in the Agreement, including the various actual and prospective benefits described therein, which are more than I would otherwise have received in the event of my severance from the Company, I hereby release the Company, its current and former parents, subsidiaries, divisions, and affiliates, and their current or former directors, employees and agents and related parties from all known or unknown claims, if any, that I presently could have against any of them, including (but not limited to) all known or unknown claims arising out of my employment with the Company or my termination therefrom, except Age Discrimination in Employment Act claims, of which I have none. I promise never to file any lawsuit based on a claim purportedly released by this Release. I further promise never to seek any damages, remedies, or other relief for myself personally (any right to which I hereby waive) by prosecuting a charge with any administrative agency with respect to any claim purportedly released by this Release. I acknowledge and understand that this Release is binding upon my heirs and personal representatives. This Release, together with the Agreement, sets forth the entire agreement between the Company and me pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between us pertaining thereto.

I have carefully read this Release, I fully understand what it means, and I am entering into it voluntarily.

Date
Signature of Executive

Print Name

EXHIBIT B

TO ACUITY BRANDS, INC.

SEVERANCE AGREEMENT

AGREED NON-COMPETITION RESTRICTIONS NEGOTIATED AND

CONSENTED TO IN CONSIDERATION FOR SEVERANCE AGREEMENT

1.	DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Severance Agreement. In addition, the following terms used in this Exhibit “B” shall have the following meanings:

(A) “Direct Competitor” means the following entities: (1) Ecolab Inc.; (2) JohnsonDiversey Inc; (3) NCH Corporation; (4) State Industrial Products Corporation; (5) Rochester Midland Corporation; (6) Amrep, Inc.; and (7) Ondeo Nalco Company, as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each engages in the manufacture and/or sale of specialty chemical products, cleaners, degreasers, absorbants, sanitizers, deodorizers, polishes, floor finishes, sealants, lubricants, disinfectants, janitorial supplies, paint strippers, paint removers, rust strippers, soaps and detergents, bleaches, fabric softeners, liquid sweeping compounds, aerosol gasket forming compositions, non-slip adhesive film for brakes, tire and rubber mat dressings, floor waxes, asphalt and tar removers, concrete removers, vehicle drying agents, vehicle rain repellant and glass treatment, steam cleaning compositions, chemical preparations for unclogging pipes and septic tank cleaning, spill treatments, anti-seize compounds, treatment products for hazardous solvents, pesticides, pest control products and/or drain care products, preparations for killing weeds, fungicides, herbicides, rodenticides, vermicides, insect repellants, ground control chemicals, power operated industrial and commercial cleaning equipment (namely, sprayers, fog sprayers, steam cleaning machines, pressure washers, and air agitation cleaners and pumps for use in connection therewith, steam cleaners, vacuum cleaners, carpet cleaning and shampooing machines, floor cleaning and polishing machines and parts associated therewith), or manually operated cleaning equipment and accessories (namely, brooms, dustpans, scrubbing brushes, mops, squeegees, dispensers for floor wax, buckets, mop wringers, sponges, scouring pads, plastic janitorial mats, wiping cloths, steel wool, chamois skins, soap and chemical dispensers, towel and sanitary napkin dispensers, cleaning gloves, pails and parts therefore, and waste receptacles);

(B) “Executive Services” means those principal duties and responsibilities that Executive performs on behalf of the Company and its subsidiary, Acuity Specialty Products Group, Inc. (“ASPG”) during his employment as of the date hereof. As Executive Vice President of the Company and President and Chief Executive Officer of ASPG, Executive, with respect to ASPG: (1) serves as group or executive head of a multi-profit center

Page 1 of 3	Executive’s Initials:

organization, with primary responsibility for the profitability of two or more distinct profit centers that have dedicated product line management functions; (2) oversees and administers dedicated sales functions; (3) oversees and administers marketing functions; (4) oversees and administers manufacturing; (5) oversees and administers research and development; (6) oversees and administers engineering functions; (7) oversees and administers staff functions; (8) coordinates with departmental heads concerning material business issues; (9) analyzes operations to pinpoint opportunities and areas that may need to be reorganized, down-sized, or eliminated; (10) confers with other executives to coordinate and prioritize planning concerning material business issues; (11) studies long-range economic trends and projects prospects for future growth in overall sales and market share, opportunities for acquisitions or expansion into new product areas; (12) serves as a member of the leadership team, reviewing, discussing, evaluating, and participating in decisions concerning material business and management issues, cost structures, sales and growth opportunities, crisis management, strategic prospects, personnel issues, litigation matters, leadership goals, and performance targets; and (13) provides support and analysis to corporate parent for key leadership analysis requirements; and

(C) “Restricted Period” means a period equal to the lesser of (i) eighteen (18) months from the Executive’s Date of Termination or (ii) the number of months (rounded to the nearest month) from the Executive’s Date of Termination until the date he attains age 65; provided, however, that the Restricted Period shall in no event be less than six (6) months.

2.	ACKNOWLEDGEMENTS

Executive acknowledges that during the period of his employment with the Company, he has rendered and will render executive, strategic and managerial services, including the Executive Services, to and for the Company throughout the United States, which are special, unusual, extraordinary, and of peculiar value to the Company. Executive further acknowledges that the services he performs on behalf of the Company, including the Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States. Executive further acknowledges and agrees that: (a) the Company’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of the Company; and (c) should Executive engage in or threaten to engage in activities in violation of these restrictions, it would cause the Company irreparable harm which would not be adequately and fully redressed by the payment of damages to the Company. In addition to other remedies available to the Company, the Company shall accordingly be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Executive of the provisions of this Exhibit B. Executive further acknowledges that he will not be entitled to any compensation or benefits from the Company or any of its affiliates in the event of a final non-appealable judgment that he materially breached his duties or obligations under this Exhibit B.

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3.	NON-COMPETITION

Executive agrees that while employed by the Company and for a period equal to the Restricted Period thereafter, but only for such period as Severance Salary is paid to Executive under Section 4.1 of the Severance Agreement, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), engage in, provide or perform any of the Executive Services on behalf of any Direct Competitor anywhere within the United States. Nothing in this provision shall divest Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

4.	SEPARABILITY

Executive acknowledges that the foregoing non-competition covenant is a separate and distinct obligation of Executive and is deemed to be separable from the remaining covenants of the Severance Agreement. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining obligations of the Severance Agreement shall not be affected thereby and shall remain in full force and effect.

5.	ENTIRE AGREEMENT

This non-competition covenant, together with the provisions set forth in Section 5.5 of the Agreement, constitute the entire agreement between the parties hereto with respect to non-competition, and supersede any and all prior communications, agreements and understandings, written or oral, with respect to Executive’s non-competition obligations. No provision of this Exhibit B may be modified, waived or discharged unless such waiver, modification or discharge is approved and agreed to in writing by both parties hereto. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Exhibit B shall not be deemed a waiver or relinquishment of any right granted in this Exhibit B or the future performance of any such term or condition or of any other term or condition of this Exhibit B, unless such waiver is contained in a writing signed by the party making the waiver. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s non-competition obligations have been made by either party which are not set forth expressly in this Exhibit B and/or in the Agreement.

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